UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☒ Preliminary Proxy Statement

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☐ Definitive Proxy Statement

INOVA TECHNOLOGY INC.
(Name of Registrant as Specified in Its Charter)

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INOVA TECHNOLOGY INC.
233 Wilshire Boulevard, Suite 400
Santa Monica, California 90401

PROXY STATEMENT

Inova Technology Inc. (the “Company” or “Inova”) is a Nevada corporation with its principal executive offices located at 233 Wilshire Boulevard, Suite 400, Santa Monica 90401. This proxy statement is being sent to the Company’s shareholders by the Board of Directors for the 2007 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held on ________________________, beginning at _________ Pacific Standard Time at the Company’s headquarters at 233 Wilshire Boulevard, Suite 400, Santa Monica 90401, and at any postponements or adjournments of the Annual Meeting. The enclosed proxy is being solicited by the Board of Directors of the Company.

This proxy statement is dated December 21, 2007.

Proxy Solicitation

The Company is paying all costs of preparing, assembling and mailing this proxy statement.  The Company has made arrangements to forward copies of proxy materials to brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy soliciting material to the beneficial owners of the common stock of the Company at the Company’s expense.  In addition to the solicitation of proxies by mail, some of the officers, directors and regular employees of the Company may without additional compensation solicit proxies by telephone or personal interview. The Company will bear the costs of these solicitations.

Voting and Revocability of Proxies

The persons’ names in the enclosed form of proxy are officers and directors of the Company. Shareholders are encouraged to complete the enclosed proxy and return it to the Company as soon as possible. Any person who completes the enclosed proxy may revoke it at any time prior to its exercise by delivering to the Secretary of the Company either a signed statement revoking the proxy or a properly executed proxy bearing a later date. A shareholder may also revoke a proxy by attending the Annual Meeting and voting his or her shares personally. Proxies that have been properly dated, signed and returned will be voted in accordance with the instructions given by the shareholder.  If a proxy is signed and returned but no voting instructions are given, each valid proxy will be voted in the election of directors FOR those nominees presented by the Board of Directors, and FOR ALL other resolution presented. Should any other business properly come before the Annual Meeting, the persons named in the proxy shall be allowed to vote on such matter(s) as those persons determine in their discretion.

Abstentions will be counted as shares present or represented and entitled to vote for the purposes of determining whether a quorum exists at the Annual Meeting. Shareholders of record as of the close of business on ________________ are entitled to notice of the Annual Meeting and to vote in person or by proxy.

The common stock of the Company is the only class of outstanding securities entitled to vote at the Annual Meeting.   As of the close of business on November 2, 2007, there were 728,088,082 shares of common stock outstanding. Of this amount, 600,000,000 shares are entitled to vote. A description of the Company’s common stock is found below. The presence of holders of a majority of the outstanding and authorized shares of common stock, either in person or by proxy, will constitute a quorum at the Annual Meeting.

Dissenting shareholders will not have a right of appraisal under Nevada corporate law.

Description of the Company’s Common Stock

The common stock of the Company is the only class of outstanding securities.  Our common stock has a par value of $0.001 per share.

As of the close of business on November 2, 2007, there were 728,088,082 shares of Common Stock issued. However, the Company’s Articles of Incorporation only permit the issuance of a maximum of 600,000,000 shares. As a result, 128,088,082 of these shares are not validly issued under Nevada corporate law. Because these shares were not validly issued, they are not entitled to vote at the Annual Meeting.

The excess number of shares was issued when holders of our preferred stock converted their shares of preferred stock into common stock. After the purported conversion, the Company realized that it had surpassed the maximum authorized number of shares. As described in Proposal Number 2 below, the Company aims to remedy this matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company regarding the beneficial ownership of its common stock as of October 25, 2007 by (i) each person or group known by the Company to own beneficially more than five percent (5%) of its outstanding common stock; (ii) each of its directors and each executive officer; and (iii) its directors and executive officers, as a group.

The Company has determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. As used herein, a person is deemed to be the “beneficial owner” of a security if he or she has or shares voting or investment power with respect to such security, or has the right to acquire such ownership within sixty (60) days. Unless otherwise indicated, the persons included in the table have sole voting and investment power with respect to all shares beneficially owned thereby. As used herein, “voting power” includes the power to vote or to direct the voting of shares, and “investment power” includes the power to dispose or to direct the disposition of shares, irrespective of any economic interest therein.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	% of Class (4)
Adam Radly	290,309,827 (2)(4)	48.4%
Paul Aunger	239,401,723 (3) (4)	39.9%
Jeffrey Mandelbaum	-0-	0%

Officers and directors as a group (3 persons)	529,711,550 (4)	88.3%
_________________

(1)	Unless otherwise indicated, the address of the persons named in the table is 233 Wilshire Boulevard, Suite 400, Santa Monica, California 90401.

(2)	Includes shares held by Southbase LLC.

(3)	Held by Advisors LLC.

(4)
As of October 25, 2007, Inova has 600,000,000 shares of common stock authorized. The former holders of our preferred stock converted their shares of preferred stock into 633,832,500 shares of common stock. However, not all of these shares have not been included for purposes of the percentage calculation above due to Inova currently having only 600,000,000 shares authorized in its Articles of Incorporation. We cannot legally issue more shares than the total number authorized by our Articles of Incorporation. Therefore, for purposes of the above calculation, we have calculated the pro rata amount that would be validly issued under Nevada law for each shareholder above. If the full converted amount were used for each member of management, the percentages would be as follows: Mr. Radly: 49.9%; Mr. Aunger: 40.2%; Mr. Mandelbaum: 0%; All directors and executives as a group: 90.1%.

DIRECTORS AND EXECUTIVE OFFICERS

Adam Radly, 38, is currently the Chairman and Chief Executive Officer of Inova. Mr. Radly became Chief Financial Officer of Inova after the merger with Web’s Biggest. He had held the position of General Manager with Web’s Biggest prior to the merger. Mr. Radly became the Company’s Chairman and Chief Executive Officer on November 22, 2005.

Mr. Radly was the founder and CEO of Isis Communications. While he was CEO of Isis, the company’s revenue increased from zero to $22 million, and Mr. Radly helped the company complete an IPO raising approximately $40 million. During his tenure, Isis completed eight acquisitions, and raised an additional $30 million from U.S. institutional investors in a secondary offering. Isis later merged with AAV Ltd. Mr. Radly is also the founder of XSIQ (International) Pty Ltd., a leading provider of K-12 education software and SponsorAnything.com, a leading sponsorship website (an Inova business).

Paul Aunger, 48, is currently the Treasurer and a director of Inova. Mr. Aunger is the founder of Web’s Biggest and remained at Inova after the merger. He became a director and the Company’s Treasurer and Secretary on November 22, 2005.

Prior to founding Web’s Biggest, Paul founded News Canada Inc. in 1981. He was President of News Canada until it merged with MDC Communications Corporation in 1997. News Canada is one of Canada’s largest public relations organizations. Clients included General Motors, Ford, IBM, DuPont, Procter & Gamble, Sears, Kodak, General Mills, Heinz and Walt Disney. During the 16 years Paul was President, News Canada’s earnings before income tax (EBIT) averaged 37 percent and profits grew by an average of 18 percent per year

Jeffrey Mandelbaum, 47, is currently a director of Inova. Jeff was with Sybase, Inc. (NYSE: SY) from 1986-1996. As a member of the initial management team, he held a variety of positions in sales and executive management. In his most recent position at Sybase as CEO and President of Sybase Financial Services, Inc., he was responsible for worldwide customer and partner financing. Under Jeff’s leadership, Sybase Financial Services, Inc. closed over $900,000,000 in financing transactions between 1990 and 1996.

From 1996-1998, Jeff was Vice President of worldwide sales at Commerce One (NASDAQ: CMRC), a global leader in business-to-business electronic procurement solutions. At Commerce One Jeff played a key role as a member of the initial management team where he built the worldwide sales organization and established the initial customer agreements.

From 1998-2000, Jeff was Vice President of Media Systems Sales for Real Networks (NASDAQ: RNWK), where he had line responsibilities for the Americas regions and drove strategic opportunities worldwide. Jeff consistently exceeded revenue and margin objectives while developing a top performing and increasing efficient sales and professional services organization.

Mr. Mandelbaum was Chairman and CEO of GlobalMedia.com. He joined GlobalMedia.com as President in January 2000, was promoted to CEO in May 2000 after gaining approval for NASDAQ National Market listing, and was later elected Chairman in October 2000. During his tenure, the company closed four financing and M&A transactions. Streaming Magazine named Jeff as one of the industry’s 25 most influential executives.

Jeff founded Software Growth Services in 2001 to leverage his experience and network to maximize value creation in high potential enterprise software, Internet, and new media businesses. Jeff has provided advisory services focused on strategy, sales and marketing, business development, and corporate finance services for leading private equity investors and their portfolio companies including Warburg Pincus, Kleiner Perkins Caufield & Byers, Sigma Partners, Jefferson Partners, Baker Capital, and Draper Atlantic.

Transactions with Related Persons

Our CEO, Adam Radly, has loaned the Company $693,000. The Company has not repaid any of these amounts; however, under the loan agreements, Mr. Radly may require the Company to repay these amounts at any time.

Director Independence

The Company has determined that Mr. Mandelbaum qualifies as an independent director under applicable Securities and Exchange Commission (“SEC”) rules.

Audit Committee

The Company does not have an audit committee. The entire Board of Directors instead acts as the Company’s audit committee. Our board does not have an audit committee financial expert as defined by SEC rules.

Director Attendance and Board Committees

The Company’s directors meet on an informal, as-needed basis. There are no regularly scheduled Board meetings.

The Board does not require directors to attend annual meetings of shareholders, however, it encourages such attendance.

The Company does not have any standing audit, nominating or compensation committees. The Board believes that having such committees is unnecessarily bureaucratic given the Company’s small size.

The Company does not have a policy regarding the nomination of directors. The Board has not adopted such a policy because the Board believes that its current directors can effectively choose director candidates.

Shareholder Communications

Shareholders may send communications for the Company’s Board of Directors to the Company’s headquarters, 233 Wilshire Boulevard, Suite 400, Santa Monica, California 90401. Shareholders may send communications to individual directors in the same manner. Communications sent to individual directors should state on the envelope or other packaging that the individual director is the intended recipient.

EXECUTIVE COMPENSATION

The following describes the cash and stock compensation paid to our directors and officers during the two past fiscal years. Our fiscal year ends on April 30. As a result, our most recent fiscal year ended April 30, 2007, and is referred to below as 2007. The previous fiscal year ended April 30, 2006 and is referred to as 2006 below.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Stock Awards ($)	Total ($)
Adam Radly, Chairman and CEO	2007	50,000 (1)	-0-	50,000
Adam Radly, Chairman and CEO	2006	-0- (1)	-0-	-0-
Paul Aunger, Treasurer and Director	2007	25,000 (1)	20,000	45,000
Paul Aunger, Treasurer and Director	2006	-0- (1)	-0-	-0-

(1)
The Company’s employment agreements with Mr. Radly and Mr. Aunger provide that they will be paid a salary of $120,000 per year for Mr. Radly and $60,000 per year for Mr. Aunger starting from December 2006. In 2005, Mr. Radly and Mr. Aunger did not have an employment agreement with the Company and did not earn any salary. However, during 2006 and 2007, Messrs. Radly’s and Aunger’s salaries accrued but were not paid in order to minimize cash outflows. .

There were no outstanding equity awards at the end of our most recent fiscal year.

Mr. Mandelbaum, our independent director, serves as such without compensation.

INDEPENDENT PUBLIC ACCOUNTANTS

The Company’s independent public accountant is Malone & Bailey, P.C. (“Malone Bailey”). Malone has served as the Company’s independent public accountant since April 2007.

A representative of Malone Bailey is not expected to attend the Company’s annual meeting, and as a result, will not have the opportunity to make a statement and will not be available to respond to questions.

On May 29, 2007, DeJoya Griffith & Company, LLC (“DeJoya”), resigned as the Company’s independent public accountant. DeJoya’s resignation was accepted by the Board of Directors.

During DeJoya’s engagement, DeJoya did not prepare a report on the Company’s financial statements for the two past fiscal years.

There were no material disagreements with DeJoya as to accounting issues from February 15, 2007 (DeJoya’s engagement date) until the date of DeJoya’s resignation.

On February 15, 2007, George Brenner, CPA, a Professional Corporation (“Brenner”), resigned as the Company’s independent accountant. For the past two years, Brenner’s report on Edgetech’s financial statements did not contain an adverse opinion or disclaimer of opinion and was not modified as to uncertainty, audit scope, or accounting principles.

There were no disagreements with Brenner on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

The decision to change accountants was approved by the Board of Directors.

Prior to engaging Malone Bailey, neither the Company nor anyone acting on its behalf consulted Malone Bailey regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on Inova’s financial statements.

AUDIT FEES

For fiscal year 2007, audit and audit related fees were $79,152. For fiscal year 2006, we were billed $43,062 for our year-end audit.

AUDIT-RELATED FEES

For fiscal year 2006, we were billed aggregate fees of $0 for assurance and related services by the principal accountant that are reasonably related to the performance of the audit or review of our financial statements. In 2005, these fees were $0. These services consisted of review of our quarterly financial statements.

TAX FEES

For fiscal year 2007, we were billed aggregate fees of $0 for tax compliance, tax advice, and tax planning by our principal accountant for this fiscal year. In 2006, these fees were $450. These services consisted of preparing and filing our federal and state income tax returns.

ALL OTHER FEES

In fiscal year 2007, we were billed $0 for products and services provided by our principal accountant not otherwise disclosed above. In 2006, we were billed $0 for these products and services. These services consisted of formatting and submitting our filings to the Securities and Exchange Commission and performing our outsourced administrative function.

We do not have an audit committee. We do not have pre-approval policies and procedures for the engagement of our principal accountant. The Board of Directors approved the engagement of our principal accountant.

PROPOSAL NUMBER 1: ELECTION OF DIRECTORS

Manner of Electing Directors

The Company’s Bylaws provide that the Board of Directors shall be the number determined by the Board of Directors. The Board of Directors has set the number of directors at three, and there are currently three members on the Board of Directors. Persons may be nominated for election to the Board of Directors by the shareholders upon the making of a proper motion at the Annual Meeting. Three directors are to be elected at the Annual Meeting to serve until the following annual meeting of shareholders.  The Board of Directors will present at the Annual Meeting for election Mr. Adam Radly, Mr. Paul Aunger, and Mr. Jeffrey Mandelbaum. The Board of Directors recommends a vote FOR Messrs. Radly, Aunger, and Mandelbaum. Mr. Radly, Mr. Aunger, and Mr. Mandelbaum are currently members of the Board of Directors.

Persons receiving a plurality of the votes cast at the Annual Meeting will be elected to the Board of Directors. A “plurality” means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen. Votes against any candidate and any shares not voted (such as by abstention) will have no impact on the election of directors.  All proxies will be voted FOR the election of each of these nominees unless authority to vote for the election of any nominee or nominees is withheld by the shareholder giving the proxy.  If any nominees should unexpectedly decline or be unable to act as a director, the proxies may be voted for a substitute nominee to be designated by the Board of Directors.  The Board of Directors does not believe that any nominee will decline to serve.

Background information with respect to the nominee for election to the Board of Directors is set forth below.

NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

Adam Radly, 38, is currently the Chairman and Chief Executive Officer of Inova. Mr. Radly became Chief Financial Officer of Inova after the merger with Web’s Biggest. He had held the position of General Manager with Web’s Biggest prior to the merger. Mr. Radly became the Company’s Chairman and Chief Executive Officer on November 22, 2005.

Mr. Radly was the founder and CEO of Isis Communications. While he was CEO of Isis, the company’s revenue increased from zero to $22 million, and Mr. Radly helped the company complete an IPO raising approximately $40 million. During his tenure, Isis completed eight acquisitions, and raised an additional $30 million from U.S. institutional investors in a secondary offering. Isis later merged with AAV Ltd. Mr. Radly is also the founder of XSIQ (International) Pty Ltd., a leading provider of K-12 education software and SponsorAnything.com, a leading sponsorship website (an Inova business).

Paul Aunger, 48, is currently the Treasurer and a director of Inova. Mr. Aunger is the founder of Web’s Biggest and remained at Inova after the merger. He became a director and the Company’s Treasurer and Secretary on November 22, 2005.

Prior to founding Web’s Biggest, Paul founded News Canada Inc. in 1981. He was President of News Canada until it merged with MDC Communications Corporation in 1997. News Canada is one of Canada’s largest public relations organizations. Clients included General Motors, Ford, IBM, DuPont, Procter & Gamble, Sears, Kodak, General Mills, Heinz and Walt Disney. During the 16 years Paul was President, News Canada’s earnings before income tax (EBIT) averaged 37 percent and profits grew by an average of 18 percent per year

Jeffrey Mandelbaum, 47, is currently a director of Inova. Jeff was with Sybase, Inc. (NYSE: SY) from 1986-1996. As a member of the initial management team, he held a variety of positions in sales and executive management. In his most recent position at Sybase as CEO and President of Sybase Financial Services, Inc., he was responsible for worldwide customer and partner financing. Under Jeff’s leadership, Sybase Financial Services, Inc. closed over $900,000,000 in financing transactions between 1990 and 1996.

From 1996-1998, Jeff was Vice President of worldwide sales at Commerce One (NASDAQ: CMRC), a global leader in business-to-business electronic procurement solutions. At Commerce One Jeff played a key role as a member of the initial management team where he built the worldwide sales organization and established the initial customer agreements.

From 1998-2000, Jeff was Vice President of Media Systems Sales for Real Networks (NASDAQ: RNWK), where he had line responsibilities for the Americas regions and drove strategic opportunities worldwide. Jeff consistently exceeded revenue and margin objectives while developing a top performing and increasing efficient sales and professional services organization.

Mr. Mandelbaum was Chairman and CEO of GlobalMedia.com. He joined GlobalMedia.com as President in January 2000, was promoted to CEO in May 2000 after gaining approval for NASDAQ National Market listing, and was later elected Chairman in October 2000. During his tenure, the company closed four financing and M&A transactions. Streaming Magazine named Jeff as one of the industry’s 25 most influential executives.

Jeff founded Software Growth Services in 2001 to leverage his experience and network to maximize value creation in high potential enterprise software, Internet, and new media businesses. Jeff has provided advisory services focused on strategy, sales and marketing, business development, and corporate finance services for leading private equity investors and their portfolio companies including Warburg Pincus, Kleiner Perkins Caufield & Byers, Sigma Partners, Jefferson Partners, Baker Capital, and Draper Atlantic.

The Board of Directors recommends a vote FOR all nominees.

PROPOSAL NO. 2: IMPLEMENTATION OF A REVERSE STOCK SPLIT OF THE COMPANY’S STOCK.

The Company’s Board of Directors has approved a resolution to implement a reverse stock split within the range of 50-to-1 to 1,000 to 1. Under the stock split, each shareholder will receive the number of shares equal to his current number of shares held divided by the split ratio. The share price will be adjusted accordingly after the split.

This reverse stock split will not affect the number of authorized shares of the Company.

Nevada corporate law requires that a majority of shareholders with voting rights approve a resolution to conduct a stock split.

The terms of the Company’s common stock will not change as a result of the reverse stock split.

Fractional shares obtained as a result of the reverse stock split will be paid in cash.

The holders of the Company’s Preferred Stock are our directors and officers. In their capacity as such, they have determined that it would be in the Company’s best interest to submit an application to list the Company’s common shares on either the American Stock Exchange (“AMEX”) or the NASDAQ Stock Market (“NASDAQ”). However, both of these exchanges have certain listing requirements, one of which is a minimum quotation price.

Inova’s stock currently trades at approximately one cent ($0.01) per share. The minimum price requirement for AMEX is $3 per share. With a reverse stock split, our share price should reach close to the minimum price per share for AMEX listing.

The Company is also proposing this action because the Company has surpassed the maximum authorized amount of shares authorized in its Articles of Incorporation. These excess shares were issued when the holders of our Preferred Stock converted their shares into common stock. Each share of preferred stock was convertible into 25.3533 shares of common stock.

The Company accepted the conversion requests and issued the common stock to the holders of the preferred stock. However, the Company later realized that it had surpassed the maximum amount of authorized shares. As a result, the Company is proposing to remedy this matter by implementing a reverse stock split. As a result, if shareholders approve the reverse stock split, the number of outstanding shares will be less than the number of authorized shares of the Company.

If shareholders approve the reverse stock split, the Company’s officers and directors would stand to benefit because the shares issued to them upon conversion of their preferred stock would then become legally valid and issued. Currently, some of the shares of common stock issued to Advisors LLC and Southbase LLC, entities related to our directors and officers, are not valid because they were issued in excess of the amount authorized by the Company’s Articles of Incorporation.

This proposal will also enable the Company to issue new shares to new investors, if necessary for the Company’s financing plans. The Company is currently unable to issue new shares to new investors because all shares that may be issued from its authorized capital have already been issued. This proposal aims to remedy this problem.

The Board of Directors recommends a vote FOR Proposal Number 2.

Shareholder Proposals

Shareholder proposals for presentation for next year’s annual meeting must be received by the Company by no later than July 28, 2008. Any proposal received after this date will be considered untimely.

INFORMATION INCORPORATED BY REFERENCE

The Company’s Annual Report on Form 10-KSB is incorporated by reference and is being provided to shareholders along with this Proxy Statement.

OTHER MATTERS

As of the date of this Proxy Statement, management does not intend to present any other items of business and is not aware of any matters to be presented for action at the Special Meeting other than those described above.  However, if any other matters should properly come before the Special Meeting, it is the intention of the persons named as proxies in the accompanying proxy card to vote in accordance with their best judgment on such matters.

By Order of the Board of Directors,

/s/
Adam Radly, Chairman

BALLOT
INOVA TECHNOLOGY INC.
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AT:

233 WILSHIRE BOULEVARD, SUITE 400
SANTA MONICA, CALIFORNIA 90401

ON _________________________

Name of Shareholder(s):  (Please print name(s) exactly as they appear on your certificate)

________________________________________________________________
Printed name(s)

If voting party is other than the owner of the shares, state capacity in which voting party is acting (e.g., proxy holder, trustee):

________________________________________________________________

Number of shares being voted:    _________________

UNLESS OTHERWISE DESIGNATED, THIS BALLOT SHALL BE CONSIDERED TO BE A VOTE OF ALL THE SHARES THAT THE UNDERSIGNED IS ENTITLED TO VOTE.  A VOTE TO ABSTAIN SHALL BE CONSIDERED A VOTE AGAINST.

WRITTEN BALLOT

PROPOSAL NUMBER 1:  ELECTION OF DIRECTORS

Nominee	For	Withheld

Adam Radly	__________	_________

Paul Aunger	__________	_________

Jeffrey Mandelbaum	__________	_________

PROPOSAL NUMBER 2: IMPLEMENTATION OF A 1-TO-100 REVERSE STOCK SPLIT OF THE COMPANY’S STOCK.

For	Against	Abstain

_______	__________	_________

ALL BALLOTS MUST BE SIGNED.

For Shareholders Voting in Person:

_____________________________________
Signature

_____________________________________
Print Name(s) exactly as on certificate
Include title if necessary (Trustee, etc.)

For Shares being voted by Proxy:

The undersigned hereby appoints Adam Radly, Paul Aunger, and Jeffrey Mandelbaum, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Inova Technology Inc (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, to be held at 233 Wilshire Boulevard, Suite 400, Santa Monica, California 90401, on ____________________, at _________ Pacific Standard Time, and at any adjournment or postponement thereof: (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR all proposals. Whether or not you are able to attend the meeting, you are urged to sign and mail the proxy card in the return envelope so that your stock may be represented at the meeting.

_________________________________
Printed name of proxy holder

_________________________________
Printed Name(s) of holder(s) of record

By: ________________________________
        Signature of proxy holder
        Include title if necessary (Trustee, etc.)

___________________________________
Date

ALL PROXIES MUST BE SIGNED AND DATED.